Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "NORWELL, INC.", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF APRIL, A.D. 2011, AT 2:32 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4211497 8100 *AUTHENTICATION: 8706510*

110428748 *DATE: 04-20-11*

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:32 PM 04/19/2011
FILED 02:32 PM 04/19/2011
SRV 110428748 - 4211497 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NORWELL, INC.

April 19, 2011

Norwell, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify as follows:

The present name of the corporation is Norwell, Inc. The corporation was incorporated under the name "Norwell, Inc." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 29, 2006. This Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the provisions of the corporation's Certificate of Incorporation, was recommended to the stockholders for approval as being advisable and in the best interest of the Corporation by written action of the Board of Directors on April 19, 2011. In lieu of a meeting and vote of the stockholders, consents in writing have been signed by holders of outstanding stock having not less than the minimum number of votes that is necessary to consent to this amendment and statement, and if required, prompt notice of such action shall be given in accordance with the provisions of Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 242 and 245 of the Delaware General Corporation Law. The Certificate of Incorporation of the Corporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

The name of this Corporation is Norwell, Inc.

ARTICLE II

Its registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The name of its registered agent at such address is The Company Corporation.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL"). The Corporation shall possess and may exercise all powers and privileges necessary or convenient to affect such purpose and all powers and privileges now or hereafter conferred by the laws of the State of Delaware upon corporations formed under the DGCL.

ARTICLE IV

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is fourteen million seven hundred ninety five thousand (14,795,000) shares which shall be divided into the following classes:

(a) Nine million five hundred thousand (9,500,000) shares of Common Stock with a par value of $.001 per share ("Common Stock"). One thousand shares are currently issued as no par Common Stock and will be reclassified as $.001 par value shares, with the par value allocated from the original purchase price.

(b) Four Million Two Hundred Thousand (4,200,000) shares of Series A Preferred Stock with a par value of $.001 per share ("Series A"); and

(c) Three Hundred Ninety Thousand (390,000) shares of Series B Preferred Stock with a par value of $.001 per share ("Series B").

(d) Two Hundred Five Thousand (205,000) shares of Series C Preferred Stock with a par value of $.001 per share ("Series C").

(e) Five Hundred Thousand (500,000) shares of Series D Preferred Stock with a par value of $.001 per share ("Series D").

ARTICLE V

Common Stock Dividends. Subject to any rights of holders of Series A, Series B, Series C, and Series D, the Board of Directors may declare and pay dividends on Common Stock (payable in cash, stock or other property) from time to time from any lawfully available funds, property or shares and in such amount and subject to such conditions as may be determined by the Board of Directors.

Common Stock Voting Rights. Subject to any rights of holders of Series A, Series B, Series C, and Series D to vote on a matter as a class or series, each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of holders of Common Stock at a meeting of stockholders. The holders of the shares of Common Stock shall at all times, except as otherwise provided in this Certificate of Incorporation or as required by law, vote together with the holders of Series A, Series B, Series C, and Series D, as one class. Cumulative voting for the election of directors of the Corporation shall not be permitted.

Rights of Common Stock upon Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, after payment (or making provision for payment) of the debts and liabilities of the Corporation and payment of the full preferential amounts to which the holders of Series A, Series B, Series C, and Series D are entitled, the holders of Common Stock shall be entitled to receive the net balance of any remaining assets of the Corporation.

Preferred Stock. The rights, preferences, powers, privileges and restrictions, qualifications and limitations granted to and imposed on Series A, Series B, Series C, and Series D are as set forth below in this Article V.

1. Dividends. The holders of the then outstanding Series A, Series B, Series C, and Series D shall be entitled to receive, when, if and as declared by the Board of Directors, out of assets legally available therefore, on a pari passu basis with the Common Stock, dividends when, as and if declared by the Board. The right to dividends on shares of Series A, Series B, Series C,

and Series D shall not be cumulative, and no right shall accrue to holders of Series A, Series B, Series C, and Series D by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

2. Liquidation Preference. In the event of a Liquidation Event (as defined below), the assets and funds of the Corporation available for distribution to stockholders shall be distributed as follows:

(a) First, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution of such assets shall be made in respect of the Corporation's Common Stock, an amount equal to $0.10 per share of Series A Preferred Stock (the "Original Series A Price"), as adjusted for any stock splits, reverse stock splits, stock dividends and similar recapitalization events (each a "Recapitalization Event") plus all declared and unpaid dividends on such shares to the date fixed for such distribution. If, upon the occurrence of such event, the assets of the Corporation legally available for distribution are insufficient to permit the payment to the holders of Series A Preferred Stock of the full preferential amounts described in this Section 2(a), then the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A Preferred Stock ratably in proportion to the full preferential amounts which they would be entitled to receive pursuant to the preceding sentence of this Section 2(a).

(b) Second, after the full preferential amount due the Series A pursuant to Section 2(a) has been paid or set aside, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive, out of the remaining assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution of such assets shall be made in respect of the Corporation's Common Stock, an amount equal to $0.50 per share of Series B Preferred Stock (the "Original Series B Price"), as adjusted for any Recapitalization Event, plus all declared and unpaid dividends on such shares to the date fixed for such distribution. If, upon the occurrence of such event, the assets of the Corporation legally available for distribution are insufficient to permit the payment to the holders of Series B of the full preferential amounts described in this Section 2(b), then the entire assets available for distribution to stockholders shall be distributed to the holders of the Series B ratably in proportion to the full preferential amounts which they would be entitled to receive pursuant to the preceding sentence of this Section 2(b).

(c) Third, after the full preferential amount due the Series A and Series B pursuant to Section 2(a) and Section 2(b) has been paid or set aside, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to receive, out of the remaining assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution of such assets shall be made in respect of the Corporation's Common Stock, an amount equal to $1.00 per share of Series C Preferred Stock (the "Original Series C Price"), as adjusted for any Recapitalization Event, plus all declared and unpaid dividends on such shares to the date fixed for such distribution. If, upon the occurrence of such event, the assets of the Corporation legally available for distribution are insufficient to permit the payment to the holders of Series C of the full preferential amounts described in this Section 2(c), then the entire assets available for distribution to stockholders shall be distributed to the holders of the Series C ratably

in proportion to the full preferential amounts which they would be entitled to receive pursuant to the preceding sentence of this Section 2(c).

(d) Fourth, after the full preferential amount due the Series A, Series B, and Series C pursuant to Section 2(a), Section 2(b) and Section 2(c) has been paid or set aside, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to receive, out of the remaining assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution of such assets shall be made in respect of the Corporation's Common Stock, an amount equal to $2.00 per share of Series D Preferred Stock (the "Original Series D Price"), as adjusted for any Recapitalization Event, plus all declared and unpaid dividends on such shares to the date fixed for such distribution. If, upon the occurrence of such event, the assets of the Corporation legally available for distribution are insufficient to permit the payment to the holders of Series D of the full preferential amounts described in this Section 2(d), then the entire assets available for distribution to stockholders shall be distributed to the holders of the Series D ratably in proportion to the full preferential amounts which they would be entitled to receive pursuant to the preceding sentence of this Section 2(d).

(e) After the full preferential amounts due the holders of Series A, Series B, Series C, and Series D pursuant to Sections 2(a) and 2(b) have been paid or set aside, the remaining assets of the Corporation legally available for distribution to its stockholders, if any, shall be distributed to the holders of Common Stock ratably in proportion to the number of shares of Common Stock then held by each holder.

(f) Each of the following events shall be deemed to be a "Liquidation Event" as that term is used in this Certificate: (i) the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (ii) a merger, consolidation or reorganization of the Corporation into or with another entity after which the stockholders of the Corporation immediately prior to such transaction do not own, immediately following the consummation of the transaction by virtue of their shares in the Corporation or securities received in exchange for such shares in connection with the transaction, a majority of the voting power of the surviving entity in proportions substantially similar to those that existed immediately prior to such transaction, and (iii) the sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation (other than to a wholly-owned subsidiary). Notwithstanding the foregoing, neither (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation nor (B) the sale of shares of capital stock of the Corporation in a transaction or series of related transactions effected primarily for equity financing purposes shall be deemed a Liquidation Event.

(g) In the event of any Liquidation Event involving the distribution of assets other than cash to the stockholders of the Corporation, the value of the assets to be distributed shall be determined as follows:

(i) In the case of securities that are not subject to investment legends or other similar restrictions on free tradability,

(A) if traded on a national securities exchange or through the Nasdaq Global Market, the value shall be deemed to be the average of the closing prices of the securities over the 10 day period ending three days prior to the closing of the Liquidation Event;

(B) if actively traded over-the-counter, the value shall be deemed to be the average of (i) the average of the last bid and ask prices or (ii) the closing sale prices (whichever is applicable) over the 30 day period ending three days prior to the closing of the Liquidation Event; and

(C) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A, Series B, Series C, and Series D.

(ii) In the case of securities subject to investment restrictions or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate), the value shall be based on an appropriate discount from the market value determined as above in Section 2(e) (i) to reflect the approximate fair market value thereof, as determined by the Board of Directors in the good faith exercise of its reasonable judgment.

(iii) In the case of any other property, the value shall be equal to the property's fair market value, as determined by the Board of Directors in the good faith exercise of its reasonable judgment.

3. Conversion. The holders of Series A, Series B, Series C, and Series D shall have conversion rights as follows:

(a) Right to Convert. Each share of Series A, Series B, Series C, and Series D shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A, Series B, Series C, and Series D, into Common Stock. The number of shares of fully paid and nonassessable Common Stock into which each share of Series A may be converted shall equal the Original Series A Price divided by the Series A Conversion Price (as defined below) in effect at the time of conversion (the "Series A Conversion Rate"). The Conversion Price for the Series A shall initially be $0.10, and shall be subject to adjustment as provided in Section 3(d) below. The number of shares of fully paid and nonassessable Common Stock into which each share of Series B may be converted shall equal the Original Series B Price divided by the Series B Conversion Price (as defined below) in effect at the time of conversion (the "Series B Conversion Rate"). The Conversion Price for the Series B shall initially be $0.50, and shall be subject to adjustment as provided in Section 3(d) below. The number of shares of fully paid and nonassessable Common Stock into which each share of Series C may be converted shall equal the Original Series C Price divided by the Series C Conversion Price (as defined below) in effect at the time of conversion (the "Series C Conversion Rate"). The Conversion Price for the Series C shall initially be $1.00, and shall be subject to adjustment as provided in Section 3(d) below. The number of shares of fully paid and nonassessable Common Stock into which each share of Series D may be converted shall equal the Original Series D Price divided by the Series D

Conversion Price (as defined below) in effect at the time of conversion (the "Series D Conversion Rate"). The Conversion Price for the Series D shall initially be $2.00, and shall be subject to adjustment as provided in Section 3(d) below.

(b) Automatic Conversion. Each share of Series A shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective Series A Conversion Price, (i) upon the vote, written consent, or conversion of the holders of at least a majority of the issued and outstanding shares of Series A, (ii) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock or (iii), upon the merger of the Corporation with an entity whose shares of common stock trade publicly, such that its shares of common stock are held by the public and are available for purchase by investors in listed exchanges or over the counter markets. Each share of Series B shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective Series B Conversion Price, (i) upon the vote, written consent, or conversion of the holders of at least majority of the issued and outstanding shares of Series B, (ii) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock or (iii), upon the merger of the Corporation with an entity whose shares of common stock trade publicly, such that its shares of common stock are held by the public and are available for purchase by investors in listed exchanges or over the counter markets. Each share of Series C shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective Series C Conversion Price, (i) upon the vote, written consent, or conversion of the holders of at least majority of the issued and outstanding shares of Series C, (ii) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock or (iii), upon the merger of the Corporation with an entity whose shares of common stock trade publicly, such that its shares of common stock are held by the public and are available for purchase by investors in listed exchanges or over the counter markets. Each share of Series D shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective Series D Conversion Price, (i) upon the vote, written consent, or conversion of the holders of at least majority of the issued and outstanding shares of Series D, (ii) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock or (iii), upon the merger of the Corporation with an entity whose shares of common stock trade publicly, such that its shares of common stock are held by the public and are available for purchase by investors in listed exchanges or over the counter markets.

(c) Mechanics of Conversion. Before any holder of Series A, Series B, Series C, or Series D shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefore (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), duly endorsed, at the headquarters of the Corporation or of any transfer agent for the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued (except that no such written notice of election to convert shall be necessary in the event of an Automatic Conversion as described above). The Corporation shall,

as soon as practicable thereafter, issue and deliver at such office to such holder of Series A, Series B, Series C, or Series D, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A, Series B, Series C, or Series D to be converted (except that, in the case of an Automatic Conversion, such conversion shall be deemed to have been made immediately prior to the event triggering the Automatic Conversion) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the occurrence of either of the events specified in Section 3(b) above, the outstanding shares of Series A, Series B, Series C, and Series D shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; *provided, however*, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Series A, Series B, Series C, and Series D are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation against any loss incurred by it in connection with such certificates.

(d) Adjustments to Conversion Price for Dilutive Issuances.

(i) Special Definitions. For purposes of this Section 3(d), the following definitions shall apply:

(A) "Original Issue Date" shall mean, with respect to any shares of Series A, Series B, Series C, or Series D, the date on which shares of such series are first issued by the Corporation.

(B) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 3(d) (ii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than:

(1) shares of Common Stock issued upon conversion of Series A, Series B, Series C, and Series D;

(2) shares of Common Stock issued or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to any stock option plan or agreement or other stock incentive program or agreement approved by the Board of Directors.

(3) shares issued or issuable to financial institutions, equipment lessors, landlords, business partners or other entities in connection with commercial credit arrangements, equipment financings, real estate transactions, joint ventures or other partnering arrangements or similar transactions approved by the Board of Directors;

(4) shares issued upon exercise or conversion of any warrants that are outstanding as of the date of this Certificate;

(5) shares issued in connection with the acquisition by the Corporation of voting control or all or substantially all of the assets of another business entity in a transaction approved by the Board of Directors;

(6) shares for which an adjustment is made pursuant to Section 3(d) (vi); or

(7) shares issued in connection with acquisitions or licenses of technology or intellectual property in transactions that are approved by the Board of Directors.

(C) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).

(D) "Convertible Securities" shall mean any evidences of indebtedness, shares of Series A, Series B, Series C, and Series D or other securities convertible into or exchangeable for Common Stock.

(ii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the following provisions shall apply:

(A) The maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities shall be deemed to have been issued as of the time of the issuance of such Option or Convertible Security or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) Except as provided in paragraphs (C) and (D) below, no further adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(C) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change resulting from the antidilution provisions of such Options or Convertible Securities), the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that such recomputed Series A Conversion Price shall not exceed the Series A Conversion Price that would have been in effect

had the original issuance of Options or Convertible Securities not been deemed to constitute an issuance of Additional Shares of Common Stock; provided, however, that such recomputed Series B Conversion Price shall not exceed the Series B Conversion Price that would have been in effect had the original issuance of Options or Convertible Securities not been deemed to constitute an issuance of Additional Shares of Common Stock; provided, however, that such recomputed Series C Conversion Price shall not exceed the Series C Conversion Price that would have been in effect had the original issuance of Options or Convertible Securities not been deemed to constitute an issuance of Additional Shares of Common Stock; and provided further, however, provided, however, that such recomputed Series D Conversion Price shall not exceed the Series D Conversion Price that would have been in effect had the original issuance of Options or Convertible Securities not been deemed to constitute an issuance of Additional Shares of Common Stock.

(D) Upon the expiration of any such Options or Convertible Securities, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price to the extent in any way affected by or recomputed due to the issuance of such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Options or Convertible Securities.

(iii) *Adjustment of Series A Conversion Price for Dilutive Issuances.* In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(ii)), in the event of a dividend or other distribution payable in additional shares of Common Stock or in the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, reverse stock split or similar event, into a greater or lesser number of shares of Common Stock, after the Original Issue Date of Series A, without consideration or for a consideration per share less than the Series A Conversion Price Conversion Price in effect immediately prior to such issuance, then and in each such event the Series A Conversion Price shall be reduced to a price (rounded to the nearest one one-hundredth of one cent) equal to such Series A Conversion Price, multiplied by a fraction:

(x) the numerator of which is equal to the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price in effect immediately prior to such issuance; and

(y) the denominator of which is equal to the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of Additional Shares of Common Stock so issued.

For the purposes of this Section 3(d) (iii), the number of shares of Common Stock deemed to be outstanding shall be deemed to include the Common Stock issuable upon full exercise and conversion of all then outstanding Options and Convertible Securities.

(iv) Adjustment of Series B Conversion Price for Dilutive Issuances. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(ii)), in the event of a dividend or other distribution payable in additional shares of Common Stock or in the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, reverse stock split or similar event, into a greater or lesser number of shares of Common Stock, after the Original Issue Date of Series B, without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to such issuance, then and in each such event the Series B Conversion Price shall be reduced to a price (rounded to the nearest one one-hundredth of one cent) equal to such Series B Conversion Price, multiplied by a fraction:

(x) the numerator of which is equal to the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series B Conversion Price in effect immediately prior to such issuance; and

(y) the denominator of which is equal to the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of Additional Shares of Common Stock so issued. For the purposes of this Section 3(d) (iv), the number of shares of Common Stock deemed to be outstanding shall be deemed to include the Common Stock issuable upon full exercise and conversion of all then outstanding Options and Convertible Securities.

(v) Adjustment of Series C Conversion Price for Dilutive Issuances. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(ii)), in the event of a dividend or other distribution payable in additional shares of Common Stock or in the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, reverse stock split or similar event, into a greater or lesser number of shares of Common Stock, after the Original Issue Date of Series C, without consideration or for a consideration per share less than the Series C Conversion Price in effect immediately prior to such issuance, then and in each such event the Series C Conversion Price shall be reduced to a price (rounded to the nearest one one-hundredth of one cent) equal to such Series C Conversion Price, multiplied by a fraction:

(x) the numerator of which is equal to the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series C Conversion Price in effect immediately prior to such issuance; and

(y) the denominator of which is equal to the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of Additional Shares of Common Stock so issued. For the purposes of this Section 3(d) (v), the number of shares of Common Stock deemed to be outstanding shall be deemed to

include the Common Stock issuable upon full exercise and conversion of all then outstanding Options and Convertible Securities.

(vi) Adjustment of Series D Conversion Price for Dilutive Issuances. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(ii)), in the event of a dividend or other distribution payable in additional shares of Common Stock or in the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, reverse stock split or similar event, into a greater or lesser number of shares of Common Stock, after the Original Issue Date of Series D, without consideration or for a consideration per share less than the Series D Conversion Price in effect immediately prior to such issuance, then and in each such event the Series D Conversion Price shall be reduced to a price (rounded to the nearest one one-hundredth of one cent) equal to such Series D Conversion Price, multiplied by a fraction:

(x) the numerator of which is equal to the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series D Conversion Price in effect immediately prior to such issuance; and

(y) the denominator of which is equal to the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus, the number of Additional Shares of Common Stock so issued. For the purposes of this Section 3(d) (vi), the number of shares of Common Stock deemed to be outstanding shall be deemed to include the Common Stock issuable upon full exercise and conversion of all then outstanding Options and Convertible Securities.

(vii) Determination of Consideration. For purposes of this Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

(3) in the event Additional Shares of Common Stock are issued together with other securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d) relating to Options and Convertible Securities shall be equal to:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, divided by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(viii) Other Adjustments and Matters Related to Conversion.

(A) Other Distributions. In case the Corporation shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise subject to adjustment pursuant to this Section 3(d)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), or shall fix a record date for determination of holders of Common Stock entitled to receive such a distribution, then, in each such case, provision shall be made so that the holders of Series A, Series B, Series C, and Series D shall be entitled to receive, upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the distribution that they would have received had the Series A, Series B, Series C, or Series D been converted into Common Stock on the date of such event (or on the record date with respect thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such distribution receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of Series A, Series B, Series C, and Series D.

(B) Recapitalizations and Reorganizations. In the case of any capital recapitalization or reorganization (other than a subdivision, combination or other recapitalization provided for elsewhere in this Section 3 or a Liquidation Event provided for in Section 2), or the fixing of any record date for determination of holders of Common Stock affected by such recapitalization or reorganization, provision shall be made so that the holders of Series A, Series B, Series C, and Series D shall be entitled to receive, upon conversion thereof, the type and number of shares of stock or other securities or property of the Corporation or otherwise that they would have received had their Series A, Series B, Series C, or Series D been converted into Common Stock on the date of such event (or on the record date with respect

thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such shares of stock or other securities or property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of Series A, Series B, Series C, and Series D. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 to the end that the provisions of this Section 3 shall be applicable after the recapitalization or reorganization to the greatest extent practicable.

(C) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each such holder of a share of Series A, Series B, Series C, or Series D a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based including the consideration received for any Additional Shares of Common Stock issued. The Corporation shall, upon the written request at any time of any holder of Series A, Series B, Series C, or Series D, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price at the time in effect for Series A, the Series B Conversion Price at the time in effect for Series B, the Series C Conversion Price at the time in effect for Series C, and the Series D Conversion Price at the time in effect for Series D, as applicable and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of a share of Series A, Series B, Series C, or Series D, as applicable.

(e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A, Series B, Series C, or Series D. In lieu of any fractional shares to which the holder of Series A, Series B, Series C, or Series D would otherwise be entitled, the Corporation may either pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors or it may round up to the nearest share. The number of whole shares issuable to each holder of Series A, Series B, Series C, or Series D upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares being converted into Common Stock by such holder at that time.

(f) Notices of Record Date. In the event (i) the Corporation shall take a record of the holders of its capital stock for the purpose of entitling them to receive a dividend or other distribution (other than a cash dividend), (ii) of any capital reorganization, reclassification or recapitalization (other than a subdivision or combination of its outstanding shares of Common Stock), or (iii) of a Liquidation Event pursuant to Section 2, then, and in any such case, the Corporation shall cause to be mailed to each holder of record of the Series A, Series B, Series C, and Series D at the address of record of such stockholder as set forth on the Corporation's books, at least 20 days prior to the earliest date hereinafter specified, a notice stating the material terms of the proposed transaction and the date on which (x) a record is to be taken for the purpose of such dividend or distribution or (y) such reorganization, reclassification, recapitalization or Liquidation Event is to take place and the date, if any is to be fixed, as of which holders of

capital stock of record shall be entitled to exchange their shares of capital stock for securities or other property deliverable upon such reorganization, reclassification, recapitalization or Liquidation Event; *provided, however*, that such notice period may be shortened upon the written consent of holders of Series A, Series B, Series C, and Series D that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of Series A, Series B, Series C, and Series D (voting together as a single class on a converted basis). If any material change in the facts set forth in the written notice shall occur, the Corporation shall promptly give written notice of such material change to each holder of shares of Series A, Series B, Series C, and Series D.

(g) No Impairment. Without obtaining such consent of the holders of Series A, Series B, Series C, and Series D as may be required under Section 5 hereof, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A, Series B, Series C, and Series D against impairment.

(h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series A, Series B, Series C, and Series D, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A, Series B, Series C, and Series D; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A, Series B, Series C, and Series D, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(i) Special Adjustment for Holders of Series B. If the Company issues or adjusts the Series C preferred stock, following the issuance of the Series A and Series B at an effective issuance less than $1.00 per share or if the effective price of the Series C is subsequently adjusted to be less than $1.00 per share of the Series C (the issuance price or effective price called the "Series C Effective Price"), an adjustment to the number of shares of Series B will be triggered, and the total number of Series B shares will be increased as if the Original Series B Price was fifty percent (50%) of the Series C Effective Price, subject to an effective floor price which will never be less than $0.20. The Series C Effective Price, including consideration for the value of warrants or other securities or consideration offered to the holders of the Series C preferred stock, will be determined by the Board of Directors in the good faith exercise of its reasonable business judgment. Accordingly, each holder of Series B shall receive a number of additional shares of Series B, which when added to the shares of Series B held by such holder immediately prior to the triggering of this Special Adjustment, equals the total number of shares of Series B to which such holder of Series B is entitled, in the aggregate, as a result of this Special Adjustment. The total number of shares of Series B to which such holder of Series B is entitled, in the aggregate, as a result of this Special Adjustment, is calculated using

the following formula: the number of shares of Series B held by such holder immediately prior to the triggering of the adjustment is multiplied by a fraction, the numerator of which is $0.50 and the denominator of which is the greater of fifty percent (50%) of the Series C Effective Price or $0.20.

(ii) *Special Adjustment for Holders of Series C.* If the Company issues or adjusts the Series D preferred stock, following the issuance of the Series A, Series B, and Series C, at an effective issuance less than $1.50 per share or if the effective price of the Series D is subsequently adjusted to be less than $1.50 per share of the Series D (the issuance price or effective price called the "Series D Effective Price"), an adjustment to the number of shares of Series C will be triggered, and the total number of Series C shares will be increased as if the Original Series C Price was two thirds (2/3rds) of the Series D Effective Price, subject to an effective floor price which will never be less than $0.30. The Series D Effective Price, including consideration for the value of warrants or other securities or consideration offered to the holders of the Series D preferred stock, will be determined by the Board of Directors in the good faith exercise of its reasonable business judgment. Accordingly, each holder of Series C shall receive a number of additional shares of Series C, which when added to the shares of Series C held by such holder immediately prior to the triggering of this Special Adjustment, equals the total number of shares of Series C to which such holder of Series C is entitled, in the aggregate, as a result of this Special Adjustment. The total number of shares of Series C to which such holder of Series C is entitled, in the aggregate, as a result of this Special Adjustment, is calculated using the following formula: the number of shares of Series C held by such holder immediately prior to the triggering of the adjustment is multiplied by a fraction, the numerator of which is $1.00 and the denominator of which is the greater of two thirds (2/3rds) of the Series D Effective Price or $0.30.

(iii) Special Adjustment for Holders of Series D. If the Company issues Series E preferred stock, following the issuance of the Series A, Series B, Series C, and Series D, at an effective issuance less than $2.50 per share or if the effective price of the Series E is subsequently adjusted to be less than $2.50 per share of the Series E (the issuance price or effective price called the "Series E Effective Price"), an adjustment to the number of shares of Series D will be triggered, and the total number of Series D shares will be increased as if the Original Series D Price was eighty percent (80%) of the Series E Effective Price, subject to an effective floor price which will never be less than $0.30. The Series E Effective Price, including consideration for the value of warrants or other securities or consideration offered to the holders of the Series E preferred stock, will be determined by the Board of Directors in the good faith exercise of its reasonable business judgment. Accordingly, each holder of Series D shall receive a number of additional shares of Series D, which when added to the shares of Series D held by such holder immediately prior to the triggering of this Special Adjustment, equals the total number of shares of Series D to which such holder of Series D is entitled, in the aggregate, as a result of this Special Adjustment. The total number of shares of Series D to which such holder of Series D is entitled, in the aggregate, as a result of this Special Adjustment, is calculated using the following formula: the number of shares of Series D held by such holder immediately prior to the triggering of the adjustment is multiplied by a fraction, the numerator of which is $2.00 and the denominator of which is the greater of eighty percent (80%) of the Series E Effective Price or $0.30.

4. Voting Rights. Each holder of Series A, Series B, Series C, and Series D shall be entitled to a number of votes equal to the number of whole shares of Common Stock into which such holder's shares of Series A, Series B, Series C, or Series D could then be converted and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of Series A, Series B, Series C, and Series D shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote with the holders of Common Stock with respect to any matter upon which holders of Common Stock have the right to vote, except as otherwise provided herein or those matters required by law to be submitted to a class vote. Cumulative voting for the election of directors of the Corporation shall not be permitted.

5. Protective Provisions.

(a) So long as any shares of Series A are outstanding (as adjusted for any Recapitalization Event), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the voting power represented by the then outstanding shares of Series A, voting together as a class, (i) modify the rights, preferences, privileges or restrictions of the Series A so as to adversely affect the Series A; (ii) increase the total number of authorized shares of Series A; nor (iii) authorize or create any other equity security having a preference over, or on a parity with, the Series A with respect to dividends, liquidation, redemption or voting.

(b) So long as any shares of Series B are outstanding (as adjusted for any Recapitalization Event), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the voting power represented by the then outstanding shares of Series B, voting together as a class, (i) modify the rights, preferences, privileges or restrictions of the Series B so as to adversely affect the Series B; (ii) increase the total number of authorized shares of Series B; nor (iii) authorize or create any other equity security having a preference over, or on a parity with, the Series B with respect to dividends, liquidation, redemption or voting.

(c) So long as any shares of Series C are outstanding (as adjusted for any Recapitalization Event), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the voting power represented by the then outstanding shares of Series C, voting together as a class, (i) modify the rights, preferences, privileges or restrictions of the Series C so as to adversely affect the Series C; (ii) increase the total number of authorized shares of Series C; nor (iii) authorize or create any other equity security having a preference over, or on a parity with, the Series C with respect to dividends, liquidation, redemption or voting.

(d) So long as any shares of Series D are outstanding (as adjusted for any Recapitalization Event), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the voting power represented by the then outstanding shares of Series D, voting together as a class, (i) modify the rights, preferences, privileges or restrictions of the Series D so as to adversely affect the Series D; (ii) increase the total number of authorized shares of Series D; nor (iii) authorize or create any other equity

security having a preference over, or on a parity with, the Series D with respect to dividends, liquidation, redemption or voting.

6. Status of Converted Stock. In the event any shares of Series A, Series B, Series C, or Series D shall be converted pursuant to Section 3 hereof, or otherwise acquired by the Corporation, the shares so converted shall be canceled and shall not be issuable by the Corporation. This Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

7. Registered Owners. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE VI

The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation and to exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware.

ARTICLE VII

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware shall be amended, to authorize corporate action further eliminating or limiting the liability of directors, then a director of the Corporation, in addition to the circumstances in which he is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers , employees and other agents of the Corporation and any other persons to which Delaware law permits the Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders, or disinterested directors, or otherwise, in the amount permitted in excess of the indemnification and advancement otherwise permitted by the DGCA, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty of a corporation, its stockholder and others.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 19th day of April, 2011

By: Snehal Patel, Chief Financial Officer
and Secretary